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                                                                    EXHIBIT 10.2

                  Employment Agreement Between Softlink, Inc.
                  -------------------------------------------
                              and William W. Yuan
                              -------------------


This Agreement is made on March 1, 1999, between Softlink, Inc., a Nevada Corporation, and ("Company"), with principal place of business 2041 Mission College Blvd., Suite 156, Santa Clara, California 95054 and William W. Yuan, an individual, ("Employee"), with place of residence 17665 Tourney Road, Los Gatos, California 95030.

                                    Recital

Company desires to hire Employee because of Employee's business experience and expertise in software, marketing and business development.

1.0  Term of Contract

This Agreement shall become effective from March 1, 1929, and will continue in effect for two years with an option to renew for one year unless terminated earlier. There shall be a six-month trial period, which commences on March 1, 1999. During the trial period, Either Company or Employee may terminate this Agreement with 30-day notice.

2.0  Duties of Employee

Employee will serve Company faithfully in the capacity of President and Chief Operating Officer or in a capacity with greater responsibility or authority to the best of Employee's ability under the direction of the Board of Directors of Company.

Employee shall not directly or indirectly, render any services of a business, commercial or professional nature to any person or organization other than Company, which would benefit a competitor of Company or harm Company. Additionally, Employee shall not directly or indirectly render any services of a business, commercial or professional nature to any persons or organization other than Company, which would negatively impact Employee's performance of his duties with Company.

3.0  Compensation

Employee's salary shall be at a rate of $12,000 a month starting March 1, 1999. The salary shall be paid on a semi-monthly basis.

Employee will receive an option to purchase 120,000 shares of Softlink's registered common stock at a price of $1.20 a share for a period of one year. The option will vest monthly at a rate of 10,000 shares a month.

Employee will receive an option, so long as he maintains the employment with Softlink, to purchase additional 120,000 shares of Softlink's registered common stock at a price of $1.20 per share starting from March 1, 2000 for a period of one year. The option will vest monthly at a rate of 10,000 shares per month.

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An additional option plan based on Employee's achievements is defined as follows:

a. Employee will have an option to purchase additional 130,000 shares of registered Softlink's common stock at $1.20 per share when Softlink's gross revenue reaches $12 million.

b. Employee will have an option to purchase additional 130,000 shares of registered Softlink's common stock at $1.20 per share when S6ftlink qualifies and traded at NASDAQ stock market.


4.0  Failure to Pay Employee

The failure of Company to pay Employee as provided above may, in Employee's sole discretion, be deemed a breech of this agreement, and unless such breach is cured within 15 days after written notice to Company, the breach of contract issue shall be subject to binding arbitration under terms of the American Arbitration Association:

5.0 Change of Ownership: In the event there is a change of control during Employee's employment, (a new owner controls more than 50 percent of the Company's common stock) and Employee's employment is terminated within 12 months of that event (for reason other than cause) all stock options will be immediately vested. Employee will be entitled for a severance pay equal to then the annual compensation. For the purpose of this agreement, "cause" will be defined as contemplated by Section 2924 of the California Labor Code)

6.0  Reimbursement of Expenses

Company shall reimburse Employee for reasonable out-of-pocket pre-approved expenses that Employee shall incur in connection with Employee's services for Company, on presentation by Employee of appropriate vouchers to Company within 10 days.

7.0 Other Benefits: Employee will receive insurance, medical and health and other benefits available to other senior executives as per existing or future policies.

8.0  Termination And Renewal of Agreement

An agreement to exercise the one-year employment extension will be made mutually by both parties in writing six months prior to the end of the term of the agreement. If the option is not exercised, the parties are on notice that the agreement will terminate on February 28, 2001. Company may terminate this agreement without cause at any time with 30-clay notice. If the Company terminates Employee without cause prior to February 28, 2001 and after the six-month trial period, than 100% of the any option to purchase common shares granted to Employee by Company should immediately vest. Employee will be entitled for a severance pay equal to then annual compensation.

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9.0  Confidential Information

It is understood between the parties that, during the term of the Agreement, Employee will deal with confidential information that is Company property used in the course of its business or other business confidential information. Employee shall treat as confidential any information obtained by Employee concerning business, products, techniques, methods, systems, prices, plans or policies of the Company or Company's customers.

10.0 General

This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, arrangements, and understandings with respect thereto. This Agreement is made under and shall be construed pursuant to the laws of the State of California, in the County of Santa Clara, as if the agreement was made and entered into by both parties within the State of California.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the date first set forth above.

Employee:                             Company:
William W. Yuan                       Softlink, Inc.


/s/ William Yuan                      /s/ Johnson T. Lee
---------------------                 ----------------------------
William W. Yuan                       Johnson T. Lee, Chairman

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